Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made effective as of November 6, 2012, by and among Mad Catz, Inc., a Delaware corporation (“Mad Catz”), Mad Catz Interactive, Inc., a corporation organized under the laws of Canada (“Parent”), and Brian Andersen (“Executive”). Mad Catz and Parent are referred to herein collectively as the “Company.”

WHEREAS, Mad Catz and Executive are parties to that certain Employment Agreement dated as of January 1, 2008 (the “Agreement”).

WHEREAS, the Company and Executive desire to amend the Agreement to ensure that the benefits to be provided by the Agreement comply with, or are exempt from, the provisions of Section 409A (“Section 409A”) of the United States Internal Revenue Code, as amended (together with the Department of Treasury regulations and other guidance promulgated thereunder, the “Code”).

The parties further agree as follows:

1. Amendment to Section 1.4 of the Agreement. The following language is hereby added to the end of Section 1.4 of the Agreement:

“The Company shall be under no obligation to provide the payments and benefits described in this Section 1.4 unless you shall have executed the Release Agreement (and applicable revocation period thereunder shall have expired) within fifty-five (55) days following the date of your termination of employment. The payment of the severance amounts payable under this Section 1.4 shall be paid in a lump sum no later than sixty (60) days following the date of your termination of employment; provided, however, that if the sixty (60)-day period begins in one taxable year and ends in a second taxable year, such amounts shall be paid in the second taxable year.”

2. Amendment to Section 2.5 of the Agreement. The following language is hereby added to the end of Section 2.5 of the Agreement:

“To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to you promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.”

3. New Section 10.6 of the Agreement. A new Section 10.6 is hereby added to the Agreement as follows:

“10.6 Section 409A of the Code.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other interpretive guidance issued thereunder.

(b) Notwithstanding anything herein to the contrary, to the extent any of the amounts payable under Section 1.4 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no portion of such amounts shall be payable to you unless your termination of employment constitutes a “separation from service,” as defined in Treasury Regulation Section 409A-1(h) (and any successor provision thereto) (a “Separation from Service”), and (ii) if at the time of your Separation from Service you are determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the amounts payable under Section 1.4 is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of the amounts payable under Section 1.4 shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your Separation from Service, (B) the date of your death or (C) such earlier date as is permitted under Section 409A of the Code. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred shall be paid in a lump sum to you within thirty (30) days following such expiration, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).”

4. Miscellaneous. The Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof. The formation, construction, and performance of this Amendment shall be construed in accordance with the laws of California, without regard to conflict of laws principles. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event of any conflict between the original terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

[Signature Page Follows]

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated: November 6, 2012	By:	/s/ BRIAN ANDERSEN
Brian Andersen

MAD CATZ, INC.

Dated: November 6, 2012	By:	/s/ DARREN RICHARDSON
	Name:	Darren Richardson
	Title:	President & Chief Executive Officer

MAD CATZ INTERACTIVE, INC.

Dated: November 6, 2012	By:	/s/ DARREN RICHARDSON
	Name:	Darren Richardson
	Title:	President & Chief Executive Officer

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